EXHIBIT 4.5

Form of Global Notes, registered in the name of the nominee of

The Depository Trust Company (November 16, 2000)

GLOBAL CERTIFICATE

THE NOTE IS NOT A DEPOSIT AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY. THIS OBLIGATION IS SUBORDINATED TO THE CLAIMS OF DEPOSITORS AND THE CLAIMS OF GENERAL AND SECURED CREDITORS OF THE BANK, IS INELIGIBLE AS COLLATERAL FOR A LOAN BY THE BANK AND IS NOT SECURED.

THIS 9.875% SUBORDINATED NOTE DUE NOVEMBER 15, 2010 (THIS “NOTE”) IS REGISTERED IN THE NAME OF CEDE & CO., THE NOMINEE OF THE DEPOSITORY TRUST COMPANY (THE “DEPOSITORY”), 55 WATER STREET, NEW YORK, NEW YORK, AND MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE NOMINEE OF THE DEPOSITORY TO ANOTHER NOMINEE OF THE DEPOSITORY OR TO THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY UNLESS AND UNTIL THIS NOTE IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TO BANKERS TRUST COMPANY, AS FISCAL AND PAYING AGENT OR ANY DULY APPOINTED SUCCESSOR FISCAL AND PAYING AGENT (THE “FISCAL AND PAYING AGENT”), FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED IN WRITING BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED IN WRITING BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL, INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

Registered	Principal Amount:	$150,000,000
No. 1	CUSIP:	710198 HE 5

PEOPLE’S BANK

9.875% Subordinated Note due 2010

1. Payment.

(a) PEOPLE’S BANK, a Connecticut state-chartered capital stock savings bank (the “Bank”), for value received, hereby promises to pay to Cede & Co., or its registered assigns, the principal sum of ONE HUNDRED FIFTY MILLION DOLLARS ($150,000,000) on November 15, 2010 (the “Date of Maturity”) and to pay interest thereon at the rate of 9.875% per annum (computed on the basis of a 360-day year of twelve 30-day months) from November 16, 2000, or from the most recent Interest Payment Date to which interest has been paid or duly provided, on March 1 and September 1 of each year (an “Interest Payment Date”), commencing March 1, 2001, until the principal hereof is paid or made available for payment.

(b) Any payment of principal of or interest on this Note that would otherwise become due and payable on a day which is not a Business Day shall become due and payable on the next succeeding Business Day, with the same force and effect as if made on the date for payment of such principal or interest, and no interest shall accrue in respect of such payment for the period after such day. The term “Business Day” means any day that is not a Saturday or Sunday and that is not a day on which banks in the City of New York, New York or the State of Connecticut are generally authorized or required by law or executive order to be closed.

(c) Unless the certificate of authentication hereon has been executed by the Fiscal and Paying Agent by the manual signature of one of its authorized signatories, this Note shall not be valid or obligatory for any purpose.

2. Subordinated Notes; Noteholders; Fiscal and Paying Agency Agreement.

This Note is one of a duly authorized issue of notes of the Bank designated as 9.875% Subordinated Notes due November 15, 2010 (herein called the “Subordinated Notes”), limited in aggregate principal amount to $150,000,000. The Bank, for the benefit of the holders from time to time of the Subordinated Notes (collectively, the “Noteholders”), has entered into a Fiscal and Paying Agency Agreement, dated as of November 16, 2000 (as the same may be amended, supplemented or otherwise modified from time to time, the “Fiscal and Paying Agency Agreement”), between the Bank and the Fiscal and Paying Agent. Reference is hereby made to the Fiscal and Paying Agency Agreement (copies of which are on file and available for inspection during normal business hours at the offices of the Fiscal and Paying Agent at Four Albany Street, Fourth Floor, New York. New York 10006, Attention: Corporate Trust and Agency Services, or at such other place or places as the Fiscal and Paying Agent shall designate by notice to the holder in whose name this Note is registered on the Security Register (as defined in Section 11 of this Note)), for a statement of the further rights of the Noteholders and the further rights, limitations of rights, duties and indemnities thereunder of the Bank and the Fiscal and Paying Agent and of the terms upon which the Subordinated Notes are, and are to be, authenticated and delivered.

3. Redemption. This Note is not subject to redemption prior to maturity and is not subject to any sinking fund.

4. Subordination. The indebtedness of the Bank evidenced by the Subordinated Notes, including the principal and interest on this Note, shall be subordinate and junior in right of payment to the Bank’s obligations to its depositors, its obligations under bankers’ acceptances and letters of credit, and its obligations to its other creditors, including its obligations to the Federal Reserve Bank, the Federal Deposit Insurance Corporation (the “FDIC”) and any rights acquired by the FDIC as a result of loans made by the FDIC to the Bank or the purchase or guarantee of any of its assets by the FDIC, pursuant to the provisions of 12 U.S.C. 1823 (c), (d), (e), (f) or (k), whether such obligations are outstanding at this date or are hereafter incurred (except any other obligations which rank on a parity with or subordinate to the Subordinated Notes). In case of any insolvency proceeding, receivership, conservatorship, reorganization, readjustment of debts, marshalling of assets and liabilities or similar proceedings or any liquidation or winding up of or relating to the Bank, whether voluntary or involuntary, all obligations of the Bank (except any other obligations which rank on a parity with or subordinate to the Subordinated Notes) shall be entitled to be paid in full before any payment shall be made on account of the principal of or interest on the Subordinated Notes, including this Note. In the event of any such proceeding, after payment in full of all sums owing with respect to such prior obligations, the Noteholders, together with the holders of any obligations of the Bank ranking on a parity with the Subordinated Notes, shall be entitled to be paid from the remaining assets of the Bank the unpaid principal, and the unpaid interest thereon before any payment or other distribution, whether in cash, property or otherwise, shall be made on account of any capital stock or any obligations of the Bank ranking junior to the Subordinated Notes. Nothing herein shall impair the obligation of the Bank, which is absolute and unconditional, to pay the principal of and interest on this Note in accordance with its terms.

5. Consolidation, Merger and Sale of Assets. The Bank shall not consolidate with or merge into another entity or convey, transfer or lease its properties and assets substantially as an entirety to any person, unless:

(1) the continuing entity formed by such consolidation or into which the Bank is merged or the person which acquires by conveyance or transfer or which leases the properties and assets of the Bank substantially as an entirety shall be a corporation, association or general partnership organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and expressly shall assume, by a supplemental agreement executed and delivered to the Fiscal and Paying Agent in form satisfactory to the Fiscal and Paying Agent the due and punctual payment of the principal of and any premium and interest on the subordinated Notes according to their terms, and the due and punctual performance of all covenants and conditions hereof on the part of the Bank to be performed or observed;

(2) immediately after giving effect to such transaction, no Event of Default (as defined below), and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; and

(3) the Bank shall have delivered to the Fiscal and Paying Agent an Officer’s Certificate stating that such consolidation, merger, conveyance, transfer or lease and supplemental agreement comply with this Section 5 and that all conditions precedent provided for in this Note relating to such transaction have been complied with.

6. Events of Default Acceleration; Compliance Certificate. If any of the following events shall occur and be continuing (each an “Event of Default”):

(a) the Bank shall consent to the appointment of a receiver, liquidator, trustee or other similar official in any liquidation, insolvency or similar proceeding with respect to the Bank or all or substantially all of its property; or

(b) a court or other governmental agency or body having jurisdiction on the premises shall enter a decree or order for the appointment of a receiver, liquidator, trustee or other similar official in any liquidation, insolvency or similar proceeding with respect to the Bank or all or substantially all of the property of the Bank, or for the winding up of the affairs or business of the Bank;

then, and in each such case, unless the principal of this Note already shall have become due and payable, the holder of this Note, by notice in writing to the Bank and to the Fiscal and Paying Agent, may declare the principal amount of this Note to be due and payable immediately and, upon any such declaration the same shall become and shall be immediately due and payable. The Bank waives demand, presentment for payment, notice of nonpayment, notice of protest, and all other notices.

The Fiscal and Paying Agent, promptly after the receipt of notice from the Bank or any other source of the occurrence of an Event of Default with respect to this Note, shall mail to all Noteholders, at their addresses shown on the Security Register, notice of such Event of Default, unless such Event of Default shall have been cured or waived before the giving of such notice. The Fiscal and Paying Agency Agreement provides that, prior to any acceleration of this Note, the Noteholders holding 66 2/3% in aggregate principal amount of the outstanding Subordinated Notes may waive any past Event of Default. In addition, the Fiscal and Paying Agency Agreement provides that the Noteholders holding 66 2/3% in aggregate principal amount of the outstanding Subordinated Notes may rescind a declaration of acceleration of this Note before any judgment has been obtained if (i) the Bank pays the Fiscal and Paying Agent certain amounts due the Fiscal and Paying Agent plus all matured installments of principal of and interest on this Note (other than installments due by reason of acceleration) and interest on the overdue installments and (ii) all other Events of Default with respect to this Note have been cured or waived.

The Bank will deliver to the Fiscal and Paying Agent, within 120 days after the end of each calendar year commencing with the first calendar year following the issuance of the Subordinated Notes, a written certificate of the principal executive officer, the principal financial officer or the principal accounting officer of the Bank, covering the period from the date of issuance of such Subordinated Notes to the end of the calendar year in which such Subordinated Notes were issued, stating, as to each signer of such certificate, that:

(1) a review of the activities of the Bank during the year and of performance under the Fiscal and Paying Agency Agreement has been made under bis supervision; and

(2) to the best of his knowledge, based on such review, the Bank has fulfilled all its conditions and covenants under the Fiscal and Paying Agency Agreement throughout such year, or, if there has been a default in the fulfillment of any such condition or covenant, specifying each such default known to him and the nature and status of such default.

ANYTHING TO THE CONTRARY HEREIN NOTWITHSTANDING, NO PAYMENT PRIOR TO MATURITY, OR AT RETIREMENT, INCLUDING, BUT NOT LIMITED TO, A PAYMENT PURSUANT TO ACCELERATION OF MATURITY IN THE EVENT OF DEFAULT OR OTHERWISE, OF THE INDEBTEDNESS EVIDENCED BY THIS NOTE MAY BE MADE WITHOUT THE PRIOR WRITTEN APPROVAL OF THE FEDERAL DEPOSIT INSURANCE CORPORATION.

IF THE HOLDER OF THIS NOTE IS A DEPOSITORY INSTITUTION, SUCH HOLDER SPECIFICALLY WAIVES, FOR SO LONG AS IT IS A NOTEHOLDER, ANY RIGHT TO OFFSET WITH RESPECT TO THE OBLIGATION EVIDENCED BY THIS NOTE AGAINST ANY FUNDS, PROPERTY OR OTHER ASSETS OF THE BANK.

7. Transfer at FDIC Direction. Notwithstanding any other provision of this Note, it is expressly understood and agreed that the FDIC, acting as receiver or conservator of the Bank or in its corporate capacity, shall have the right, in the performance of its legal duties and as part of any transaction or plan of reorganization or liquidation designed to protect or further the continued existence of the Bank or the rights of any parties or agencies with an interest in, or claim against, the Bank or its assets, to transfer or direct the transfer of the obligations of this Note to any FDIC-insured depository institution or the holding company thereof which shall expressly assume the obligation of the due and punctual payment of the unpaid principal, interest, and premium, if any, on this Note and the due and punctual performance of all covenants and conditions hereof; and that the completion of such transfer and assumption shall serve to supersede and void any Event of Default acceleration or subordination which may have occurred, or which may occur due or related to such transaction, plan, transfer or assumption pursuant to the provisions of this Note, and shall serve to return the holder to the same position, other than for substitution of the obligor, it would have occupied had no Event of Default, acceleration or subordination occurred, except that any interest and principal previously due, other than by reason of acceleration, and not paid shall, in the absence of a contrary agreement by the holder, be deemed to be immediately due and payable as of the date of such transfer and assumption, together with interest from its original due date at the rate provided for in Section 8 herein.

8. Failure to Make Payment. In the event of failure by the Bank to make any payment of principal of or interest on this Note (and, in the case of payment of interest, such failure to pay shall have continued for 30 days), the Bank will, upon demand of the holder, pay to the holder the whole amount then due and payable on this Note for principal and interest (without acceleration), with interest on the overdue principal and interest at the rate borne by this Note, to the extent permitted by applicable law. If the Bank fails to pay such amount upon such demand, the holder may, among other things, institute a judicial proceeding for the collection of the sums so due and unpaid, may prosecute such proceeding to judgment or final decree and may enforce the same against the Bank and collect the amounts adjudged or decreed to be payable in the manner provided by law out of the property of the Bank.

9. Payment Procedures. Payment of the principal and interest payable on the Date of Maturity will be made by wire transfer in immediately available funds to a bank account in the United States designated by the holder of this Note, upon presentation and surrender of this Note at the office of the Fiscal and Paying Agent in New York, New York or at such other place or places as the Fiscal and Paying Agent shall designate by notice to the Noteholders, provided that this Note is presented to the Fiscal and Paying Agent in time for the Fiscal and Paying Agent to make such payments in such funds in accordance with its normal procedures. Payments of interest (other than interest payable on the Date of Maturity) shall be made by check mailed to the person entitled thereto, as such person’s address appears on the Security Register. Interest payable on any Interest Payment Date shall be payable to the holder in whose name this Note is registered at the close of business on February 15 or August 15, as the case may be

(whether or not a Business Day), next preceding such Interest Payment Date (such date being referred to herein as the “Regular Record Date”) for such Interest Payment Date, except that interest not so punctually paid or duly made available to the Fiscal and Paying Agent for payment, if any, will be paid to the holder in whose name this Note is registered at the close of business an a Special Record Date fixed by the Bank (a “Special Record Date”) notice of which shall be given to the holder not less than ten calendar days prior to such Special Record Date. (The Regular Record Date and Special Record Date are referred to herein collectively as the “Record Date”). To the extent permitted by applicable law, interest shall accrue, at the rate at which interest accrues on the principal of this Note, on any amount of principal of or interest on this Note not paid when due. All payments on this Note shall be applied first to accrued interest and then the balance, if any, to principal.

10. Form of Payment; Maintenance of Payment Office. Payments of principal of and interest on this Note shall be made in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts. Until the date on which all of the Subordinated Notes shall have been surrendered or delivered to the Fiscal and Paying Agent for cancellation or destruction, or become due and payable and a sum sufficient to pay the principal of and interest on all of the Subordinated Notes shall have been made available for payment and either paid or returned to the Bank as provided herein and in the Fiscal and Paying Agency Agreement, the Fiscal and Paying Agent shall at all times maintain an office or agency in the City of New York, New York where Subordinated Notes may be presented or surrendered for payment.

11. Registration of Transfer; Security Register. Except as otherwise provided on the first page hereof, this Note is transferable in whole or in part, and may be exchanged for a like aggregate principal amount of Subordinated Notes of other authorized denominations, by the holder in person, or by his attorney duly authorized in writing, at the office of the Fiscal and Paying Agent in the City of New York, New York. The Fiscal and Paying Agent shall maintain a register providing for the registration of the Subordinated Notes and any exchange or transfer thereof (the “Security Register”). Upon surrender or presentation of this Note for exchange or registration of transfer, the Bank shall execute and the Fiscal and Paying Agent shall authenticate and deliver in exchange therefor a Note or Notes of like aggregate principal amount, each in a denomination of $100,000 or any amount in excess thereof which is an integral multiple of $1,000 and is or are registered in such name or names requested by the holder. Any Note presented or surrendered for registration of transfer or for exchange shall (if so required by the Fiscal and Paying Agent) be duly endorsed, or accompanied by a written instrument of transfer with such evidence of due authorization and guarantee of signature as may reasonably be required by the Fiscal and Paying Agent in form satisfactory to the Fiscal and Paying Agent, duly executed by the holder or his attorney duly authorized in writing, and with such tax identification number or other information for each person in whose name a Note is to be issued as the Fiscal and Paying Agent may reasonably request to comply with applicable law. No exchange or registration of transfer of this Note shall be made on or after the fifteenth day immediately preceding the Date of Maturity.

12. Charges and Transfer Taxes. No service charge (other than any cost of delivery) shall be imposed for any exchange or registration of transfer of this Note, but the Bank or the Fiscal and Paying Agent may require the payment of a sum sufficient to cover any stamp or other tax or governmental charge that may be imposed in connection therewith (or presentation of evidence that such tax or charge has been paid).

13. Ownership. Prior to due presentment of this Note for registration of transfer, the Bank and the Fiscal and Paying Agent may treat the holder in whose name this Note is registered in the Security Register as the absolute owner of this Note for the purpose of receiving payments of principal of and interest on this Note and for all other purposes whatsoever, whether or not this Note be overdue, and the Bank and the Fiscal and Paying Agent shall not be affected by any notice to the contrary.

14. Priority. The Subordinated Notes rank pari passu among themselves and pari passu, in the event of any insolvency proceeding, receivership, conservatorship, reorganization, readjustment of debt, marshaling of assets and liabilities or similar proceeding or any liquidation or winding up of the Bank, with all other present or future unsecured subordinated debt obligations of the Bank, except any unsecured subordinated debt which may be expressly stated to be senior to or subordinate to the Subordinated Notes.

15. Notices. All notices to the Bank under this Note shall be in writing and addressed to the Bank at 850 Main Street, Bridgeport, Connecticut 06604, Attention: George W. Morriss, Executive Vice President (Financial Group) and Chief Financial Officer, or to such other address as the Bank may notify to the holder. All notices to the Fiscal and Paying Agent shall be in writing and addressed to the Fiscal and Paying Agent at the office of the Fiscal and Paying Agent at Four Albany Street, Fourth Floor, New York, New York 10006, Attention: Corporate Trust and Agency Services. All notices to the Noteholders shall be in writing and sent by first-class mail to each Noteholder at his or its address as set forth in the Security Register.

16. Fiscal and Paying Agent. In acting under the Fiscal and Paying Agency Agreement, the Fiscal and Paying Agent is acting solely as the agent of the Bank and does not assume any obligation or relationship of agency or trust with the holder of this Note except that money deposited with the Fiscal and Paying Agent will be held in trust for the benefit of the Noteholders until disbursed to the Noteholders, except as provided by the Fiscal and Paying Agency Agreement. Under the terms of the Fiscal and Paying Agency Agreement, the Bank may remove any Fiscal and Paying Agent and appoint a new Fiscal and Paying Agent in respect of the Subordinated Notes, or may remove any Fiscal and Paying Agent and undertake to perform at the Bank any or all of the functions of the Fiscal and Paying Agent under the Fiscal and Paying Agency Agreement. The Bank shall notify, or cause the Fiscal and Paying Agent to notify, the holder of this Note of the appointment of any successor Fiscal and Paying Agent or the undertaking of the Bank to perform at the Bank the functions of the Fiscal and Paying Agent.

17. Denominations. The Subordinated Notes are issuable only as fully registered Notes without interest coupons in denominations of $100,000 or any amount in excess thereof which is a whole multiple of $1,000.

18. Modification. The Fiscal and Paying Agency Agreement permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Bank and the rights of the holders under the Fiscal and Paying Agency Agreement at any time by the Bank with the consent of the Noteholders holding 66 2/3% in aggregate principal amount of the Subordinated Notes at the time outstanding. The Fiscal and Paying Agency Agreement also contains provisions permitting Noteholders holding 66 2/3% in aggregate principal amount of the Subordinated Notes at the time outstanding, on behalf of all Noteholders, to waive compliance by the Bank with certain provisions of the Fiscal and Paying Agency Agreement and past Events of Default under the Fiscal and Paying Agency Agreement and their consequences. The Fiscal and Paying Agency Agreement also provides that the Fiscal and Paying Agent and the Bank shall not enter into any agreement for the purpose of changing the Date of Maturity or the terms of subordination of any Note unless the FDIC has consented to such agreement.

19. Absolute and Unconditional Obligation of the Bank. No reference herein to the Fiscal and Paying Agency Agreement and no provisions of this Note or of the Fiscal and Paying Agency Agreement shall alter or impair the obligation of the Bank, which is absolute and unconditional, to pay the principal of and interest on this Note at the times, places and rate, and in the coin or currency, herein prescribed.

20. Waiver and Consent. (a) Any consent or waiver given by the holder of this Note shall be conclusive and binding upon such holder and upon all future holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange therefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

(b) No delay or omission of the holder to exercise any right or remedy accruing upon any Event of Default shall impair such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein.

21. Governing Law. This Note shall be governed by and construed in accordance with applicable federal law and the laws of the State of New York.

IN WITNESS WHEREOF, the undersigned has caused this Note to be duly executed and its corporate seal to be hereunto affixed and attested.

PEOPLE’S BANK

By:
Name:	Dennis J.ColWell
Title:	Senior Vice President

ATTEST:

Name:	Michael J. Ciborowski
Title:	Vice President and Authorized Representative

(Corporate seal)

This is one of the Subordinated Notes referred to in the within mentioned Fiscal and Paying Agency Agreement:

BANKERS TRUST COMPANY, as Fiscal and Paying Agent

By:
Name:	Susan Johnson
Title	Vice President

Dated: November 16, 2000

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